DENTSPLY SIRONA, INC.

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement ("Addendum") is made between William E. Newell ("Executive") and Denstply Sirona, Inc. (the "Company"), effective August 2018. This Addendum is to be attached to, and become part of, the Employment Agreement between Executive and the Company dated and executed May 27, 2017, ("Employment Agreement").

The Company has offered and Executive has accepted a promotion to a new role as Senior Vice President, Chief Segment Officer, effective August 6, 2018. Accordingly, the parties the parties have agreed to revise the Employment Agreement as follows:

1.Revision to Section 1 of the Employment Agreement - "Employment." Sections 1 (d) and 1 (e) of the Employment Agreement shall be amended to state as follows. The remaining subsections of section 1 shall remain as stated in the Employment Agreement.

(a)Position and Duties. Executive shall serve as Senior Vice President, Chief Segment Officer with such responsibilities, duties and for activities assigned by the Chief Executive Officer of the Company, or his/her designee, depending on the needs and demands of the business and the availability of other personnel, provided that such services shall generally be similar in level of position and responsibility as those set forth in this Agreement. Executive shall devote substantially all of Executive's working time and efforts to the business and affairs of the Company (which shall include service to its Affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Chief Executive Officer, provided that Executive shall be permitted to (i) manage Executive's personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) with Chief Executive Officer approval, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive's performance of Executive's duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive ( each, a "Policy").

(b)Principal Place of Employment. The Parties agree that Executive's principal office will be Charlotte, North Carolina, or such other principal office or offices, as appropriate for the performance of his duties, as mutually agreed by both parties and determined in consultation with the Chief Executive Officer. The Parties understand that given the nature of Executive's duties, Executive will be required to travel and perform services at locations other than his principal office from time to time.

2.Revision to Section 2 of the Employment Agreement - "Compensation and Related Matters." Section 2(a) of the Employment Agreement shall be amended to state as follows. The remaining subsections of section 1 shall remain as stated in the Employment Agreement.

(a)Annual Base Salary. During the Term, Executive shall receive a base salary at a minimum rate of $475,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to annual review and increase (such annual base salary, as it may be increased from time to time, the "Annual Base Salary").

3.Entire Agreement. The terms of the Employment Agreement remain in full force and effect unless specifically altered or amended by the terms of this Addendum. This Addendum and the Employment Agreement constitute the complete agreement of the parties hereto with respect to the employment of Executive.

4.Amendment. The Employment Agreement and this Addendum may be amended only by written agreement of both parties.

5.Severability. If any provision of this Addendum or the Employment Agreement is held to be invalid, the remaining provisions shall remain in full force and effect and the unenforceable provision shall be modified to the least extent in order to render it enforceable consistent with the parties' intent.

6.Section Headings. Section headings are included herein only for convenience of reference and shall not be considered in the construction of any provision hereof.

7.Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive's own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to Employment Agreement as of 2018

William E. Newell       Dentsply Sirona, Inc.

_________________________    /s/ Donald M. Casey Jr.
Executive       Chief Executive Officer